Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2015 relating to the financial statements and financial statement schedule, which appears in HealthEquity Inc.'s Annual Report on Form 10‑K for the year ended January 31, 2015.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, UT
May 21, 2015